SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 21, 2007

Array BioPharma Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-31979	84-1460811
(State or Other	(Commission	(IRS Employer
Jurisdiction of	File Number)	Identification No.)
Incorporation)

3200 Walnut Street, Boulder, Colorado	80301
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:    (303) 381-6600

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 21, 2007, Array BioPharma Inc. (“Array”) and Celgene Corporation (“Celgene”) entered into Drug Discovery and Development Agreement. Under the agreement, Celgene will make an upfront payment of $40 million to Array, and, in return, Array will grant Celgene an option to select drugs developed under the collaboration that are directed to two of four mutually selected discovery targets.  Array will be responsible for all discovery and clinical development through Phase 1 or Phase 2a. At that time, Celgene will have the option to select drugs resulting from up to two of these four therapeutic programs and will receive exclusive worldwide rights to those drugs, except for Array’s limited co-promotional rights in the U.S.  Additionally, Array is entitled to receive, for each drug, potential milestone payments of approximately $200 million, if certain discovery, development and regulatory milestones are achieved and $300 million if certain commercial milestones are achieved, as well as royalties on net sales. Array will retain all rights to the other programs. The agreement may be terminated in whole or in part with respect to the selected drugs by Celgene upon six months’ written notice to Array and by either party, following certain cure periods, in the event of a breach by the other party of its obligations under the agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARRAY BIOPHARMA INC.

Date: September 25, 2007	By:	/s/ Robert E. Conway
Robert E. Conway
Chief Executive Officer